EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Doug Farrell

Vice President of Investor Relations

408-731-5285

AFFYMETRIX REPORTS FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS

Santa Clara, Calif. — January 31, 2008 — Affymetrix Inc., (Nasdaq: AFFX) today reported its operating results for the fourth quarter and fiscal year ended December 31, 2007.  Total revenue for the fourth quarter was $107.6 million, as compared to total revenue of $104.2 million in the fourth quarter of 2006.  For the full year, total revenue was $371.3 million as compared to $355.3 million for 2006.

Product and product related revenue was $100.0 million, product sales to Perlegen Sciences Inc. were $0.6 million and royalties and other revenue were $7.0 million for the fourth quarter of 2007.  For the full year, product and product related revenue was $337.6 million as compared to $323.8 million for 2006.

The Company reported net income of approximately $12.8 million or $0.17 per diluted share in the fourth quarter of 2007, which includes a pretax restructuring charge of $2.4 million or $0.03 per diluted share, as compared to net income of $8.7 million or $0.13 per diluted share in the fourth quarter of 2006, which includes a pretax restructuring charge of $3.5 million or $0.05 per diluted share.  Fiscal year 2007 net income was $12.6 million or $0.17 per diluted share, which includes a pretax restructuring charge of $15.3 million or $0.18 per diluted share, as compared to net loss of $13.7 million or $0.20 per diluted share for 2006, which includes a pretax restructuring charge of $13.5 million or $0.20 per diluted share.

“Driven by the introduction of innovative new genetic products and a focus on improved operations, in 2007 we delivered improved operating results and laid the foundation for long term growth and continued profitability,” said Kevin King, president of Affymetrix. “We enter 2008 with a strengthened organization, a solid product portfolio, and are well positioned to take advantage of the high growth market opportunity for genetic analysis.”

Fourth quarter sales included GeneChip® consumable revenue of $79.9 million, consisting of array revenue of $61.6 million, reagent revenue of $16.3 million, genotyping services revenue of $1.4 million and $0.6 million of Perlegen revenue. Additionally, the Company reported instrument revenue of $10.7 million in the fourth quarter of 2007.  For the year, consumable revenue was $272.5 million, as compared to

$251.2 in fiscal year 2006.  Affymetrix shipped 44 GeneChip systems in the quarter, bringing its cumulative systems shipped to around 1,722 at the end of the fourth quarter.

Cost of product sales and product related revenue were $37.7 million in the fourth quarter of 2007 compared to $38.7 million in the same period of 2006.  Product and product related gross margin was 62.3 percent in the fourth quarter of 2007 compared to 59.3 percent in the fourth quarter of 2006.  In 2007, cost of product sales and product related revenue were $133.9 million as compared to $123.7 million in 2006, resulting in product and product related gross margin of 60.3% in 2007 as compared to 61.8% in 2006.

Operating expenses were $55.7 million for the fourth quarter of 2007, which includes restructuring charges of $2.4 million, as compared to $54.1 million in the fourth quarter of 2006, which includes restructuring charges of $3.5 million.  In 2007, operating expenses were $226.5 million, which includes restructuring charges of $15.3 million, as compared to $244.9 million in 2006, which includes restructuring charges of $13.5 million.

Financial Outlook for 2008

For fiscal 2008, the Company expects total revenue to be in the range of $505 million to $525 million.  Total revenue includes a one-time $90 million intellectual property payment in the first quarter.  Total gross margin is expected to be approximately 69 percent, of which 7 percent is expected to be attributable to the one-time $90 million payment.  The Company expects total operating expenses between $225 million to $230 million, including total restructuring and intangible amortization costs of approximately $8 million.

Recent Highlights

DNA Analysis

•                  Scientists at University of Ottawa Heart Institute (UOHI) will use the Affymetrix Genome-Wide Human SNP Array 6.0 for its whole-genome association study on coronary artery disease (CAD). Over the next three years, researchers at UOHI will use the array to screen the DNA of more than 12,000 individuals to not only confirm their previous findings, but also to identify new associations that provide scientists with a better understanding of how to identify and develop personalized treatments for the causes of CAD.

•                  Affymetrix announced the Coriell Institute for Medical Research will use the Affymetrix Genome-Wide Human SNP Array 6.0 for a series of whole-genome association studies for the Delaware Valley Personalized Medicine Project. The goal of the project is to identify genes that affect the risk of developing cancer, heart and blood vessel diseases, lung disease, as well as stroke and other complex health conditions. Scientists at Coriell will conduct studies on DNA samples from 10,000 individuals initially, with the ultimate goal of reaching 100,000 participants.

•                  Researchers at Massachusetts General Hospital and Harvard Medical School used the Affymetrix 500K array set and a modified protocol to examine expression levels of maternally and paternally derived alleles.  Published in the November 16, 2007 issue of Science, scientists found in a genome-wide scan of 4000 human genes that in over 300 only the maternal or paternal allele was expressed.  Termed monoallelic expression, the relatively high occurrence of this genetic phenomenon may be a source of human diversity.

RNA Analysis

•                  Scientists at the Salk Institute used GeneChip Exon 1.0ST arrays to study human embryonic stem cells and neural progenitor cells.  Published in the October 3, 2007 issue of PLoS Computational Biology, researchers introduced a new methodology for Exon Array analysis, leading to new insights into the complexity of alternative splicing in human embryonic stem cells and their transition to neural stem cells.

•                  Researchers at McGill University and collaborators used GeneChip Exon 1.0ST arrays to examine correlations between SNPs and expression of transcript isoforms.  Published in the January 13, 2008 issue of Nature Genetics, scientists detected 324 genes with significant associations between flanking SNPs and transcript levels.  The study results indicate that regulatory effects of genetic variation in a normal human population may be far more complex than previously observed, which could account for natural phenotypic variation and disease susceptibility.

Drug Metabolism

•                  Affymetrix announced the availability of its Drug Metabolizing Enzymes and Transporters (DMET) Early Access solution, currently the world’s most comprehensive method for assaying the genetics of drug metabolism. The DMET offering profiles more than 1,069 drug metabolism biomarkers, including 172 “core” genetic markers, enabling pharma researchers to assess all clinically relevant ADME markers in a single assay.

Targeted Arrays

•                  Affymetrix announced the launch of the MyGeneChip(TM) Program, which offers custom gene expression and genotyping arrays for plant and animal genomes.  MyGeneChip Custom Arrays utilize the same proven GeneChip technology that has been the industry standard in microarray research for the past decade.  In addition to whole-genome 3’ in vitro transcript expression and resequencing arrays, researchers may now order custom whole-transcript expression, tiling and genotyping arrays to explore plant and animal genomes in greater detail than ever before.

Molecular Diagnostics

•                  The Company announced that its GeneChip technology will form the foundation of the new molecular cytogenetic service offering by Laboratory Corporation of America.  The new service will correlate deletions, gains and other chromosomal rearrangements with congenital diseases such as autism, mental retardation and developmental delay in children. Affymetrix’ genotyping technology will enable high resolution analysis of copy number changes and loss of heterozygosity (LOH) not possible with traditional karyotype or FISH technologies.

•                  Affymetrix partner Navigenics, Inc. announced their official corporate launch, naming a team of advisers and investors from leading communities in science, medicine, technology and public policy who are supporting the company.   Navigenics educates and empowers customers with knowledge of their genetic predispositions, and then motivates them to act on the information to prevent the onset of disease, achieve earlier diagnosis, appropriately manage disease, or otherwise lessen its impact.  The company has a signed agreement with Affymetrix to provide lab services via its CLIA-certified laboratory in Sacramento, California.

Software

•                  Affymetrix announced the availability of its Genotyping Console(TM) 2.0 (GTC 2.0) Software, an easy-to-use analysis tool for determining single nucleotide polymorphism (SNP) genotypes and chromosomal copy number changes in whole-genome association and cytogenetic studies. GTC 2.0 works together with the Genome-Wide Human SNP Array 6.0 to offer researchers up to 10 times the sensitivity for detecting copy number changes than competing platforms. The new features of GTC 2.0 make it easier for researchers to extract and interpret both inherited and novel copy number changes.

•                  The Company announced the full commercial launch of Affymetrix GeneChip Command Console ® Software, which in conjunction with Expression Console(TM) and Genotyping Console, provides scientists with integrated laboratory and data analysis workflows to suit their growing research requirements.   The Command Console offers customers a new paradigm in instrument control and genomic data organization software.

Acquisitions

•                  The Company acquired USB Corporation for approximately $75 million in cash.  USB corporation is a privately held Cleveland, Ohio-based company that develops, manufactures and markets an extensive line of molecular biology and biochemical reagent products. The acquisition will enable Affymetrix to accelerate the development and commercialization of new genetic analysis solutions and increase the value of its current product portfolio.

Financing

•                  Affymetrix closed its registered offering of $316.50 million aggregate principal amount of unsecured 3.50% Senior Convertible Notes due 2038.  Affymetrix

intends to use the net proceeds from the offering for working capital and general corporate purposes, which may include funding its operations, capital expenditures, potential acquisitions of businesses, product or technologies it believes to be of strategic importance and repurchases or redemption of all or a portion of its 0.75% Senior Convertible Notes due 2033.

Litigation

•                  Affymetrix and Illumina, Inc. entered into an agreement to resolve their intellectual property dispute. Under the terms of the agreement, Illumina made a one-time payment in January to Affymetrix of $90 million. Affymetrix agreed to dismiss with prejudice all lawsuits it had brought against Illumina and granted to Illumina certain covenants not to sue.

Affymetrix’ management team will host a conference call on January 31, 2008 at 2:00 p.m. PT to review its operating results for the fourth quarter and fiscal year 2007. A live webcast can be accessed by visiting the Investor Relations section of the Company’s website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (866) 500-AFFX, international: (706) 643-2771.

A replay of this call will be available from 5:00 p.m. PT on January 31, 2008 until 8:00 p.m. PT on February 6, 2008 at the following numbers: domestic: (800) 642-1687, international: (706) 645-9291. The passcode for both replays is 30994152. An archived webcast of the conference call will be available under the Investor Relations section of the Company’s website at www.affymetrix.com.

About Affymetrix

Affymetrix GeneChip® microarray technology is the industry-standard tool for analyzing complex genetic information. After inventing microarray technology in the late 1980s, Affymetrix scientists have been dedicated to developing innovative products that provide researchers with a more complete view of the genome. These products continue to accelerate genetic research and enable scientists to develop diagnostics and tailor treatments for individual patients by identifying and measuring the genetic information associated with complex diseases.

Today, Affymetrix technology is used by the world’s top pharmaceutical, diagnostic and biotechnology companies, as well as leading academic, government and not-for-profit research institutes. More than 1,700 systems have been shipped around the world and more than 11,000 peer-reviewed papers have been published using the technology.

Affymetrix is headquartered in Santa Clara, Calif., and has manufacturing facilities in Sacramento, Calif., Cleveland, Ohio and Singapore. The company has about 1,100 employees worldwide and maintains sales and distribution operations across Europe and Asia. For more information about Affymetrix, please visit: www.affymetrix.com.

All statements in this press release that are not historical are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix’ “expectations,” “beliefs,” “hopes,” “intentions,” “strategies” or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to: risk related to past and future acquisitions; risks of the company’s ability to achieve and sustain higher levels of revenue, higher gross margins and reduced operating expenses; uncertainties relating to technological approaches, manufacturing and product development; personnel retention; uncertainties related to cost and pricing of Affymetrix products; dependence on collaborative partners; uncertainties relating to sole-source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix’ Form 10-K for the year ended December 31, 2006, and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

PLEASE NOTE:

Affymetrix, the Affymetrix logo and GeneChip are trademarks owned or used by Affymetrix, Inc.

– Financial Charts to Follow –

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	December 31, 2007	December 31, 2006
		(Note 1)
ASSETS:
Current assets:
Cash and cash equivalents	$288,644	$119,063
Available - for - sale securities – short - term portion	205,718	118,088
Accounts receivable, net	81,552	75,553
Accounts receivable from Perlegen Sciences	389	2,290
Inventories	42,912	46,506
Deferred tax assets – current portion	28,584	13,534
Notes receivable from employees – current portion	1,376	—
Prepaid expenses and other current assets	17,933	8,858
Total current assets	667,108	383,892
Available-for-sale securities – long term portion	89,912	10,601
Property and equipment, net	143,884	141,322
Acquired technology rights, net	46,797	55,125
Goodwill	125,050	124,916
Deferred tax assets – long - term portion	18,426	29,170
Notes receivable from employees – long term portion	487	2,186
Other assets	41,927	34,003
Total assets	$1,133,591	$781,215

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$61,543	$62,893
Deferred revenue – current portion	22,498	30,697
Total current liabilities	84,041	93,590
Deferred revenue – long-term portion	3,922	9,562
Other long - term liabilities	10,971	5,100
Convertible notes	436,250	120,000
Stockholders’ equity:
Common stock	692	679
Additional paid - in capital	704,189	674,428
Accumulated other comprehensive income (loss)	1,998	(1,717)
Accumulated deficit	(108,472)	(120,427)
Total stockholders’ equity	598,407	552,963
Total liabilities and stockholders’ equity	$1,133,591	$781,215

Note 1:                           The condensed consolidated balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2006.

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenue:
Product sales	$88,617	$77,589	$279,783	$260,743
Product related revenue	11,351	17,419	57,804	63,040
Total product and product related revenue	99,968	95,008	337,587	323,783
Royalties and other revenue	7,034	6,577	21,687	16,840
Revenue from Perlegen Sciences	590	2,603	12,046	14,694
Total revenue	107,592	104,188	371,320	355,317

Costs and expenses:
Cost of product sales	32,501	32,238	104,137	94,576
Cost of product related revenue	5,166	6,437	29,811	29,149
Cost of revenue from Perlegen Sciences	274	914	4,768	5,218
Research and development	17,597	19,559	72,740	86,296
Selling, general and administrative	35,688	31,019	138,488	145,126
Restructuring charges	2,417	3,489	15,296	13,497
Total costs and expenses	93,643	93,656	365,240	373,862
Income (loss) from operations	13,949	10,532	6,080	(18,545)
Interest income and other, net	7,038	3,129	15,420	14,078
Interest expense	(1,972)	(426)	(3,218)	(1,600)

Income (loss) before income taxes	19,015	13,235	18,282	(6,067)
Income tax provision	(6,239)	(4,555)	(5,689)	(7,637)
Net income (loss)	$12,776	$8,680	$12,593	$(13,704)

Basic net income (loss) per common share	$0.19	$0.13	$0.18	$(0.20)
Diluted net income (loss) per common share	$0.17	$0.13	$0.17	$(0.20)

Shares used in computing basic net income (loss) per share	68,457	67,562	68,242	67,386
Shares used in computing diluted net income (loss) per share	83,055	71,905	83,064	67,386